July 25, 2007
DEPFA BANK plc
1, Commons Street
Dublin 1
Ireland
Attention: Legal Department
DEPFA BANK plc, New York Branch
623 Fifth Avenue, 22nd Floor
New York, NY 10022
Attention: Executive Director
Ladies and Gentlemen:
     Re: Notice and Waiver
     We refer to that certain Asset Purchase Agreement, dated as of March 6, 2007, among DEPFA BANK plc, an Irish public limited company (“Buyer”), First Albany Capital Inc., a New York corporation (“Seller”), and First Albany Companies Inc., a New York Corporation (“Parent”) (the “Asset Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Asset Purchase Agreement.
     Section 8.2 of the Asset Purchase Agreement requires that Parent include, as a management proposal to be voted on by the shareholders of Parent at its next annual meeting no later than June 30, 2007, an amendment to its certificate of incorporation changing its corporate name to a name that does not include the words “First Albany” or any derivative thereof or the word “FA” except as set forth in the Disclosure Letter Schedule 2.2 (the “Charter Amendment”). By signing below you acknowledge prior receipt of notification in accordance with Section 7.2 of the Asset Purchase Agreement that Parent will not include certain information related to the Charter Amendment in its annual meeting proxy for its annual meeting of shareholders and will not hold its annual meeting of shareholders on or before June 30, 2007.
     Pursuant to Section 13.8 of the Asset Purchase Agreement, which provides that any provision of the Asset Purchase Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof, Parent requests that Buyer waive, and Buyer hereby waives, the provisions in Section 8.2 of the Asset Purchase Agreement requiring that the Charter Amendment be voted upon by the shareholders of Parent at its next annual meeting and that the annual meeting be held no later than June 30, 2007; provided, that on the tenth Business Day following the satisfaction or waiver of all of the conditions set forth in Articles IX and X of the Asset

Purchase Agreement, other than the condition set forth in Section 9.8 and other than such conditions to be satisfied on the Closing Date, then, unless otherwise agreed in writing by the parties (i) Parent shall have caused its Subsidiaries to have changed their corporate names as required by Section 8.2 of the Asset Purchase Agreement, (ii) Parent shall have caused the business of Parent to be operated under a trade name that does not include the name “First Albany” or “FA” or any derivatives thereof and (iii) Parent and Buyer shall have entered into a license agreement, substantially in the form of Exhibit A hereto. Notwithstanding the foregoing or any other provision of the Asset Purchase Agreement, Parent agrees that it shall use its commercially reasonable efforts to hold a meeting of shareholders as necessary to approve the Charter Amendment prior to or (if necessary) following the Closing, including following the closing of the Investment Agreement dated May 14, 2007 between Parent and MatlinPatterson FA Acquisition LLC (“MatlinPatterson”) irrespective of whether prior to such closing, a meeting of shareholders was held at which the Charter Amendment was voted on and not approved.
     Section 7.4(b)(v) of the Asset Purchase Agreement provides that Parent and Seller shall not maintain Tentative Net Capital of Seller (on a company wide basis) of less than $18,000,000; provided, that for a period not less than five (5) consecutive Business Days, Seller’s Tentative Net Capital may be less than $18,000,000 but not less than $15,000,000. Pursuant to Section 13.8 of the Asset Purchase Agreement, which provides that any provision of the Asset Purchase Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof, Parent requests that Buyer waive, and Buyer hereby waives, Parent’s and Seller’s compliance with the requirements of Section 7.4(b)(v); provided, that Seller shall provide to Buyer (a) on a daily basis from the date hereof until the Closing Date (or earlier termination of the Asset Purchase Agreement) the daily haircut capital report in the form delivered to Seller’s management, (b) a copy of Seller’s FOCUS Report for the quarter ended March 31, 2007 and (c) a copy of Seller’s FOCUS Report for the quarter ended June 30, 2007 promptly following filing of such report with the NASD.
     This waiver from Buyer is conditioned on the prior execution and delivery by MatlinPatterson to Buyer of the Voting Agreement, substantially in the form of Exhibit B hereto. This waiver shall be effective upon execution by the Buyer, Seller and Parent. This waiver shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York. This waiver may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement. The execution and delivery of this waiver by Buyer represents its irrevocable consent to, and agreement and acknowledgment of, the terms contained herein. The execution and delivery of this waiver shall not, except as specifically provided herein, constitute a waiver of any other provision of the Asset Purchase Agreement, including any other obligations of Parent under Section 7.3(a) and Section 8.2 of the Asset Purchase Agreement. Except as specifically provided herein, the Asset Purchase Agreement shall remain in full force and effect.
[SIGNATURE PAGE FOLLOWS]

2

     Please indicate your agreement to the foregoing by signing below.

Very truly yours,

FIRST ALBANY COMPANIES INC.

By:	/s/ Peter J. McNierney

Name:	Peter J. McNierney
Title:	Chief Executive Officer

FIRST ALBANY CAPITAL INC.

By:	/s/ Peter J. McNierney

Name:	Peter J. McNierney
Title:	Chief Executive Officer
     We confirm our agreement and acceptance of the foregoing.

DEPFA BANK PLC

By:	/s/ Kieran Walsh

Name:	Kieran Walsh
Title:	Managing Director

By:	/s/ John Andrade

Name:	John Andrade
Title:	Director

Waiver Agreement Signature Page

Exhibit A
LICENSE AGREEMENT
     This LICENSE AGREEMENT (this “Agreement”) is made and entered into this [_] day of [_], 2007 (the “Effective Date”), by and between [DEPFA BANK plc, an Irish public limited company][Depfa First Albany Securities LLC, a New York limited liability company] (“Licensor”), and First Albany Companies Inc., a New York corporation (“Licensee”). Licensor and Licensee will be referred to herein collectively as the “Parties” and each individually as a “Party.” Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the APA (as defined below).
     WHEREAS, Licensor and Licensee have entered into that certain Asset Purchase Agreement, dated March 6, 2007 (the “APA”), pursuant to which, among other things, Licensor will purchase at the Closing Licensee’s Municipal Capital Markets Group and certain related assets, including without limitation all right, title and interest to the common law trademark “First Albany” (the “Mark”);
     WHEREAS, in accordance with Section 8.2 of the APA, Licensee will include as a management proposal to be voted on by its shareholders at its next special meeting of shareholders (the “Meeting”) an amendment to its certificate of incorporation changing its corporate name to a name that does not include the Mark (such amendment, the “Charter Amendment”);
     WHEREAS, Licensor has waived certain provisions of the APA so that Licensee may hold the Meeting following the Closing, and the Parties intend that Licensee will have the right to continue to use the Mark as part of its official corporate name in accordance with, and subject to, the terms and conditions of this Agreement; and
     WHEREAS, this License Agreement is being entered into at the Closing.
     NOW, THEREFORE, the Parties agree as follows:
     1. License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, royalty-free, non-transferable, non-sublicensable license (the “License”) under Licensor’s rights in and to the Mark to use the Mark in Licensee’s official corporate name and in any other context where (a) use of Licensee’s official corporate name is required by applicable law, including without limitation its certificate of incorporation, by-laws and regulatory and other governmental filings, and (b) Licensee in the ordinary conduct of its business must use the Mark in order to identify itself, including without limitation in correspondence and contracts.
     2. Quality Control; Indemnification. Licensee acknowledges the high standards, quality, style and image of the Mark and agrees that it shall not take any action materially inconsistent with the reputation for high quality symbolized by the Mark. It is acknowledged and agreed that Licensee’s obligations under the preceding sentence shall be fully satisfied if Licensee provides services under the Mark of a quality at least equivalent to those provided by Licensee under the Mark immediately prior to the Closing. Licensee agrees to indemnify and hold harmless the Licensor against any and all Losses and Expenses incurred by Licensor in connection with or arising from any breach by Licensee of any of its covenants or agreements contained in this Agreement; provided, that such indemnification by Licensee (x) will be subject to the terms and limitations contained in Article XI of the APA as if such indemnification were included in Section 11.1(a) of the APA together with the other indemnifications by Licensee and Seller therein and (y) shall survive for the period of the Term.
     3. Assignment. Licensor shall not assign, convey or otherwise transfer or dispose of the Mark to any third party, and any attempt to do so by Licensor shall be null and void, unless such assignee or transferee agrees in writing that such assignment, conveyance or transfer shall be subject to the terms of this Agreement. At Licensee’s expense, Licensor will take all commercially reasonable actions and execute all documents necessary to effect the foregoing.
     4. Representations and Warranties. Licensor hereby represents and warrants to Licensee that: (a) Licensor has the power to execute and deliver this Agreement and all rights necessary to grant the License; and (b) the License and the grant thereof does not, and will not, conflict with or otherwise violate (i) any agreements to which Licensor is a party or by which Licensor’s assets are bound, or (ii) any of Licensor’s charter documents.
     5. Term. This Agreement shall become effective on the Effective Date and continue in force and effect until the Charter Amendment is filed by Licensee with the New York Department of State, unless terminated earlier in accordance with Section 6 (such period of time, the “Term”). The License shall survive expiration or termination of this Agreement to the extent that Licensee is required by applicable law to use the Mark in connection with matters that arose prior to the filing of the Charter Amendment.
     6. Termination. Either Party may terminate this Agreement upon written notice to the other Party if the other Party breaches this Agreement and does not cure such breach within thirty (30) days of receipt of such notice.
     7. Covenant; Royalty. Licensee will use commercially reasonable efforts to effect the Charter Amendment within sixty (60) days following the Closing (the “Amendment Deadline”) and thereafter until the Charter Amendment is effected. Notwithstanding Section 1, if the Charter Amendment is not effected on or before the Amendment Deadline, then in consideration for the License, Licensee shall pay to Licensor within ten (10) Business Days following the Amendment Deadline, and on each anniversary of the Amendment Date thereafter until this Agreement terminates in accordance with its terms, an annual royalty fee of Fifty Thousand Dollars ($50,000).
     8. General Provisions.
     (a) Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be given or delivered in the same manner as notice to the applicable Party is to be given or delivered under Section 13.3 of the APA.
     (b) Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party (such consent to not be unreasonably withheld), except that no consent shall be required for an assignment [by Buyer to its subsidiary pursuant to Section 13.4

2

of the APA or] to a successor in interest to the assigning Party or the acquiror of all or substantially all of the assigning Party’s assets.
     (c) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.
     (d) Submission to Jurisdiction; Waiver of Jury Trial. The Parties hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the jurisdiction of the United States District Court for the Southern District of New York and the jurisdiction of any court of the State of New York located in the City of New York and waive any and all objections to jurisdiction that they may have under the laws of the State of New York or the United States. Each of the Parties hereby waives trial by jury in any action to which they are parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement and the transactions contemplated hereby.
     (e) Entire Agreement; Modification. This Agreement and the APA (including all consents and waivers related to the APA) supersede all prior agreements between the Parties with respect to this Agreement’s subject matter, and constitute a complete and exclusive statement of the terms of the agreement between the Parties with respect to such subject matter. This Agreement may not be amended except by a written agreement executed by both Parties.
     (f) Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
     (g) Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
     (h) Counterparts. This Agreement may be executed and delivered in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
     (i) No Adequate Remedy. Each Party acknowledges that its breach of this Agreement would cause irreparable harm to the other Party (the “Non-Breaching Party”) and the

3

Non-Breaching Party would have no adequate remedy at law for such breach. Accordingly, the Parties agrees that any Non-Breaching Party shall be entitled to obtain an injunction against any such breach without the requirement of posting a bond or other security.
[SIGNATURE PAGE FOLLOWS]

4

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized officers as of the day and year first written above.

DEPFA BANK PLC

By:

Name:
Title:

By:

Name:
Title:

FIRST ALBANY COMPANIES INC.

By:

Name:
Title:

5

VOTING AGREEMENT
     This Voting Agreement dated as of June 29, 2007 (the “Agreement”), is made by and between DEPFA Bank plc, an Irish public limited company (“DEPFA”), and MatlinPatterson FA Acquisition LLC, a Delaware limited liability company (“MatlinPatterson”).
PRELIMINARY STATEMENTS
     A. DEPFA entered into the Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of March 6, 2007, with First Albany Capital Inc., a New York corporation (“FA Capital”), and First Albany Companies Inc., a New York corporation (“FAC”).
     B. MatlinPatterson entered into the Investment Agreement (the “Investment Agreement”) dated as of May 14, 2007 with FAC, whereby MatlinPatterson will acquire certain shares of FAC common stock, par value $0.01 per share (the “Common Stock”).
     C. Under the Asset Purchase Agreement, FAC agreed to include as a management proposal, to be voted on by the shareholders of FAC at its next annual meeting of shareholders no later than June 30, 2007, an amendment to its certificate of incorporation (the “Charter Amendment”) changing its corporate name to a name that does not include the words “First Albany” or any derivative thereof or the word “FA” except for certain agreed derivations provided in Schedule 2.2 thereto. The approval of the Charter Amendment by FAC’s shareholders is a condition precedent to the closing of the transactions contemplated by the Asset Purchase Agreement.
     D. FAC is seeking DEPFA’s consent to waive the requirement to have a shareholder meeting on the Charter Amendment by June 30, 2007, and as a condition to granting such waiver, DEPFA has requested that MatlinPatterson enter into this Agreement and vote any Shares held by MatlinPatterson in favor of the Charter Amendment.
     E. As used herein, the term “Shares” includes all shares of such Common Stock as to which MatlinPatterson and its affiliates (at any time prior to the termination of this Agreement) are the beneficial owner or is otherwise able to direct the voting thereof and all securities issued or exchanges with respect to any such Shares upon any reclassification, recapitalization, reorganization, merger, consolidation, spin-off, stock split, combination, stock or other dividend or any other change in FAC’s capital structure.
     NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties to this Agreement intending to be legally bound do agree as follows:
     1. Representations and Warranties. MatlinPatterson represents and warrants to DEPFA that (i) upon the closing of the recapitalization of FAC contemplated by the Investment Agreement, MatlinPatterson expects to own and have the right to vote Shares constituting a majority of the shares of Common Stock then outstanding; (ii) this Agreement has been duly authorized, executed and delivered by all necessary organizational action of MatlinPatterson; and (iii) this Agreement constitutes the legal, valid and binding obligation of MatlinPatterson, enforceable in accordance with its terms.
     2. Agreements with Respect to the Shares. MatlinPatterson agrees during the term of this Agreement:
          (i) to vote the Shares in favor of the Charter Amendment at every meeting of the stockholders of FAC at which such matter is considered and at every adjournment thereof;
          (ii) not to solicit, encourage or recommend to other stockholders of FAC that (x) they vote their shares of Common Stock or any other securities in any contrary manner, or (y) they not vote their shares of Common Stock at all; and
          (iii) to vote the Shares (x) in favor of the approval of Asset Purchase Agreement, if submitted to a vote of the FAC stockholders, and (y) against any Incompatible Transaction submitted to a vote of the FAC stockholders.
     For purposes of this Agreement, a “Incompatible Transaction” shall mean a transaction of any kind (including, without limitation, a merger, consolidation, share exchange, reclassification, reorganization, recapitalization, sale or encumbrance of substantially all the assets of FAC or FA Capital outside the ordinary course of business, or sale or exchange by stockholders of FAC or FA Capital of all or substantially all the shares of FAC’s or FA Capital’s capital stock) proposed by any person(s) pursuant to which (x) a person other than FA Capital would become the owner of the Business (as defined in the Asset Purchase Agreement), unless such person assumes the obligations of FA Capital under the Asset Purchase Agreement, or (y) a person other than FAC would become the controlling shareholder of FA Capital, unless such person assumes the obligations of FAC under the Asset Purchase Agreement. For the avoidance of doubt, the Investment Agreement and the transactions contemplated thereby as of the date hereof shall not constitute an Incompatible Transaction.
     3. Limitation on Sales. During the term of this Agreement, MatlinPatterson agrees not to sell, assign, transfer, loan, tender, pledge, hypothecate, exchange, encumber or otherwise dispose of, or issue an option or call with respect to, any of the Shares unless the transferee, pledgee, optionee or other counterparty, to the extent it could acquire rights to vote such Shares during the term of this Agreement, agrees to be bound by and subject to the terms and conditions of this Agreement as if such transferee, pledgee, optionee or other counterparty had executed this Agreement on the date hereof.
     4. Specific Performance. MatlinPatterson acknowledges that it will be impossible to measure in money the damage to DEPFA if MatlinPatterson fails to comply with the obligations imposed by this Agreement, and that, in the event of any such failure, DEPFA will not have an adequate remedy at law or in damages. Accordingly, MatlinPatterson agrees that injunctive relief or any other equitable remedy, in addition to any remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of any such remedy on the basis that DEPFA has an adequate remedy at law. MatlinPatterson agrees not to seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with DEPFA seeking or obtaining such equitable relief.
     5. Publicity. MatlinPatterson agrees that, from the date hereof through the Closing Date, it shall not issue any public release or announcement concerning the transactions contemplated by this Agreement without the prior consent of DEPFA (which consent shall not be unreasonably withheld or delayed), except as such release or announcement, in the opinion of MatlinPatterson’s counsel, may be required by applicable law or NASDAQ rule.
     6. Term of Agreement; Termination.
     The term of this Agreement shall commence on the date hereof and shall terminate upon the earlier to occur of (i) the Closing Date (as defined in the Asset Purchase Agreement) and (ii) the due and proper termination of the Asset Purchase Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder.
     7. Miscellaneous.
     (a) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter of this Agreement.
     (b) Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and shall be deemed to have been duly given on the next business day after the same is sent, if delivered personally or sent by telecopy or overnight delivery, or five calendar days after the same is sent, if sent by registered or certified mail, return receipt requested, postage prepaid, as set forth below, or to such other persons or addresses as may be designated in writing in accordance with the terms hereof by the party to receive such notice.
If to DEPFA:
DEPFA BANK plc
1, Commons Street
Dublin 1
Ireland
Facsimile: + 353 1 792 2210
Attention: Legal Department
and
DEPFA BANK plc, New York branch
623 Fifth Avenue, 22nd Floor
New York, NY 10022
Facsimile: 212 796 9219
Attention: Executive Director

If to MatlinPatterson:
MatlinPatterson FA Acquisition LLC
c/o MatlinPatterson Global Advisers LLC
520 Madison Avenue, 35th Floor
New York, New York 10022
Attention: General Counsel
Fax: (212) 651-4011
     (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to contracts made and fully performed in such state without giving effect to the principles of conflict of laws thereof.
     (d) Rules of Construction. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine or feminine, or neuter, and any other number, singular or plural, as the context requires. As used in this Agreement, the word “including” is not limiting, and the word “or” is not exclusive.
     (e) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties to this Agreement and their legal successors-in-interest, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
     (f) Counterparts. This Agreement may be executed in one or more counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts together shall constitute but one instrument.
     (g) Assignment. No party hereto shall assign its rights and obligations under this Agreement or any part thereof, nor shall any party assign or delegate any of its rights or duties hereunder without the prior written consent of the other party, and any assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     (h) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.
     (i) Extension; Waiver. Any party to this Agreement may extend the time for the performance of any of the obligations or other acts of any of the other parties to this Agreement or waive compliance by any other party with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
     (j) Severability. The provisions of this Agreement are severable and, if any thereof are invalid or unenforceable in any jurisdiction, the same and the other provisions hereof shall not be rendered otherwise invalid or unenforceable.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Voting Agreement as of the date first above written.

DEPFA BANK, PLC

By:	/s/ Jim Ryan

Name:	Jim Ryan
Title:	Managing Director

By:	/s/ John Andrade

Name:	John Andrade
Title:	Director

MATLINPATTERSON FA ACQUISITION LLC

By:	/s/ Robert H. Weiss

Name:	Robert H. Weiss
Title:	Vice President and Secretary

6